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                                                                 Exhibit 99

FOR IMMEDIATE RELEASE

               PHOTOGEN REVEALS OVER 80% ERADICATION RATE OF OCULAR
                   MELANOMA TUMORS USING PHOTODYNAMIC TREATMENT

           MASSACHUSETTS EYE AND EAR INFIRMARY RESEARCHER DR. LUCY YOUNG
                 PRESENTS FINDINGS AT ANNUAL RETINA SOCIETY MEETING

KNOXVILLE, TENN., DEC. 9, 1999 -- Photogen Technologies (NASDAQ: PHGN) today announced that Lucy Young, M.D., Ph.D., working under a research agreement with the Company, presented findings showing complete eradication of ocular melanoma tumors in 84% of lab animals following a single treatment with its multi-photon excitation (MPE) technology.

Ocular melanoma is the most common form of eye cancer in adults, growing in the back of the eye, under the retina. While the number of annual cases of ocular melanoma is small, the technology serves as a stepping stone to the treatment of other melanomas. Human experiential trials for the treatment are anticipated to begin in 2000 or 2001.

Dr. Young, a leading researcher at Massachusetts Eye and Ear Infirmary, a Harvard Medical School teaching affiliate, delivered her findings last week (Dec. 1-4) at the Retina Society Annual Meeting in Maui, Hawaii. The results are based on the fact that melanin precursors become extremely phototoxic in melanoma tumor cells when activated with certain light sources. Using Photogen's multi-photon excitation (MPE) technology, tumorous cells die, while healthy tissue remains unharmed. No additional phototoxic agents are administered.

"Current treatments for ocular melanoma may involve surgery, radiation or even removal of the eye," said Dr. Young. "I am pleased to share these highly promising results that I've found using Photogen's MPE technology with my colleagues at the Retina Society meeting."

"Our joint research with Dr. Young will go a long way, not only to drastically improve treatment for ocular melanoma, but to also open the doors to treatment of so many other diseases," said John Smolik, president and CEO of Photogen. "Metastatic melanomas in the lungs and liver and primary melanomas of the skin are larger markets where we envision future treatments using MPE technology."


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Photogen's MPE technology for melanoma treatment uses an ultrafast-laser, at
1047 nanometers and differs from conventional photodynamic therapy in that it uses pulsed, longer wavelength light. Further, since naturally occurring agents are used for tumor destruction, no drug is necessary. Such photoactive agents are effectively stimulated using MPE, thus allowing deeper tissue penetration and significantly improved light precision, which is especially useful for treating delicate tissues, such as the eye.

"I hope our findings will eventually enhance survival rates and provide better visual outcome for patients suffering from ocular melanoma," added Dr. Young.

About Dr. Young

Dr. Lucy Young is MEEI's principal investigator for the ocular melanoma project. She holds an M.D. degree from the University of Wisconsin, earned in 1981. She earned her Ph.D. in 1984 from Harvard University, and holds a Board Certification in Ophthalmology, earned in 1991. Dr. Young's clinical interests include diseases and surgery of the retina and vitreous, diabetic retinopathy, ocular trauma and AIDS-related retinal diseases. She has more than 30 scholarly publications and reviews to her credit, and she is the recipient of numerous research grants, including grant from the National Institutes of Health and the Cancer Research Institute.

About Photogen


Photogen Technologies, Inc. is a development-stage company focused on creating therapeutic and diagnostic products based on its proprietary multi-photon excitation and other related technologies. The company has discovered new methods for using energy from lasers, x-rays or other sources to activate photoactive agents within tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light or other energy combined with various photoactive agents to destroy diseased cells, remove tissue or identify and diagnose disease. Photogen has U.S. patents and additional pending applications in the U.S. and worldwide for certain of its proprietary technology. The company has no products or operating revenue at this time.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and equipment; the company's


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ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

Media Contacts: Hilary Kaye or Joan Murray at Hilary Kaye Associates
(714) 426-0444 (PST) or jmurray@hkamarcom.com.
Investor Relations Contact: Jonathan Fassberg at The Trout Group
(212) 477-9007 (EST) or jonathan@troutgroup.com.

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